Exhibit 99.1

May 25, 2004

Contact:	Steve Trager
President and CEO

Release:	Immediately

Republic Bancorp, Inc. Increases

Common Stock Dividend by 23%

LOUISVILLE, KY – Republic Bancorp, Inc. (NASDAQ: RBCAA), parent company of Republic Bank & Trust Company and Republic Bank & Trust Company of Indiana, is pleased to announce that as a result of continued growth in operating income its Board of Directors voted to increase its quarterly dividend 23%, effective for the second quarter of 2004.  The dividend is payable July 16, 2004 to shareholders of record as of June 18, 2004. The annualized dividend on its Class A Common Stock will increase from $0.251 to $0.308 and from $0.229 to $0.28 on its Class B Common Stock.

“We are excited about the record results we have posted at Republic and are pleased that our strong capital position allows our shareholders to benefit from these results through increased dividends,” stated President and CEO Steve Trager.  He further commented, “While a 23% increase to our quarterly dividend speaks volumes about our past success, we remain dedicated to profitably growing the Company in 2004 and beyond through our expanding network of banking centers, as well as, our commercial lending and commercial cash management areas.”

Republic Bancorp, Inc., has 34 banking centers, and is the parent company of: Republic Bank & Trust Company with 31 banking centers in 8 Kentucky communities - Bowling Green, Elizabethtown, Frankfort, Georgetown, Lexington, Louisville, Owensboro and Shelbyville; Republic Bank & Trust Company of Indiana with 3 banking centers in Clarksville, New Albany and Jeffersonville, Indiana; and Refunds Now, a nationwide tax refund loan and check provider.  Republic offers internet banking at ww.republicbank.com. Republic has over $2 billion in assets and $1 billion in trust assets under custody and management. Republic’s Class A Common Stock is listed under the symbol ‘RBCAA’ on the NASDAQ National Market System.